                                                                    EXHIBIT 23.3



                                    CONSENT



                                          April 14, 1997


     I hereby consent to being named in the Proxy Statement/Prospectus of Waban Inc. ("Waban") and BJ's Wholesale Club, Inc. ("BJI"), which constitutes a part of the Registration Statement on Form S-1 of BJI and the Registration Statement on Form S-3 of Waban, as a person expected to become a director of BJI immediately after the distribution by Waban, in the form of a special dividend to its stockholders, of all of the outstanding shares of Common Stock of BJI held by Waban, and to serve as such if so elected.



                                               /s/ S. James Coppersmith
                                               ---------------------------------
                                               S. James Coppersmith